                                                                   Exhibit 10.41

                                 March 14, 2003

Abdul Rajput
1644 Avenida Cuesta Del Sol
Rancho Santa Fe, CA  92067

Dear Abdul:

         The purpose of this letter is to give you the general guidelines of an offer to join Champion Enterprises and the major terms of employment.

1) The position is President, HomePride Financial Corporation based in Kansas City, KS. You will report to me.

2)       The base salary is $250,000 annually, paid monthly.

3)       You will receive a $30,000 signing bonus, six months after employment.

4) The 2002 Annual Incentive Plan will provide between $50,000 and $200,000 (payable by March 1, 2003) based upon the degree of achievement of the following events:

                  -        A smooth startup transition

                             -  Including company-owned retail ramp up

                             -  CIT cooperation on servicing and systems

                  -        Maintaining target quality FICO scores.

                  -        Successful sale of contracts (securitization, etc.)

         The 2003 Annual Incentive Plan will provide payout of between 40% and 150% of your base salary based upon parameters determined by December 28, 2002.

5) The equity program will be formalized in a separate non-qualified stock option agreement to cover a total of 100,000 shares of Champion Enterprises' stock vesting over the next four years. The general terms of the equity program will be as follows:

                  a) 20,000 shares at 40% of market price on the date of grant to be purchased within 60 days of grant. These shares will vest at a rate of 25% each six months. If you leave the company during the two year period, you will lose the prorated gain amount remaining. You will have tax consequences of the differential between purchase and market

                                                                   Exhibit 10.41

                           price. Once you exercise this portion, you will be eligible for the following:

                  b) 80,000 shares at market price on the date of grant to be vested over five years at 20,000 shares vested on each anniversary for the five years. The term of this grant is seven years from date of grant.

         As a part of this option agreement, there will be a change of control provision that immediately vests the outstanding, unvested options, as well as requiring confidentiality and non-compete provisions.

6) You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date with the letters you provided, we have covered all "preconditions" issues. In case of your death, Champion's obligation under this agreement will terminate but any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. We have a deferred income program for base compensation and annual bonuses. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

7) In order to expedite and assist your family's move from California to Kansas we will:

                  - Pay for normal closing costs for purchasing your home in Kansas.

                  - Pay for physical moving of all household goods from California to Kansas.

                  - Pay for temporary housing and transportation expenses during the commuting period. (To be finalized on or before July 25, 2002)

8) You will be an "at will" employee which means your employment may be terminated at any time, by you or Champion, for any reason, with or without cause and without any further obligation.

9) During the first 18 months of employment, if the company separates you for any reason (other than gross malfeasance or legal reasons), the company will provide up to 12 months of base salary and benefits. This will be reduced from 12 months if less than 12 months remain of the 18 month period.

         Abdul, this offer is to be effective on April 15, 2002 or on whichever date we close on the financing and warehouse line. For days worked prior to that date, we will pay you a consulting fee of $2,000 per day plus all expenses.

                                                                   Exhibit 10.41

         If these terms are acceptable to you, please sign below and return one copy to me. Abdul, I look forward to you joining the Champion team.

                                            Very truly yours,

                                            /s/ WALTER R. YOUNG
                                            ------------------------------------
                                            Walter R. Young

/s/ ABDUL RAJPUT
-------------------------------
Abdul Rajput

              March 21, 2002
         ---------------------------
                  Date